EXHIBIT 99.1

February 2, 2006	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES FOURTH QUARTER AND FISCAL 2005 RESULTS;
ADJUSTS GUIDANCE FOR 2006 TO REFLECT PENDING ACQUISITION
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported sales of $396.5 million for its 12-week fourth quarter ended on December 31, 2005, a 9.7% increase over the $361.4 million reported for the fourth quarter last year. Income from continuing operations and net income per share of $.19 were reported, compared to $.11 per share for the fourth quarter of fiscal 2004, a 73% increase. Income from continuing operations and net income for the fourth quarter were $11.7 million compared to $7.5 million for the fourth quarter of 2004, a 57% increase.
Sales for fiscal 2005 increased 10.6% to $1.716 billion. Income from continuing operations per share of $.99 represents a 24% increase over the prior year, while net income per share of $.96 represents a 28% increase over the prior year. Income from continuing operations was $62.9 million, a 16% increase over the prior year and net income was $61.2 million, a 21% increase over the prior year. Net income for 2005 includes a charge for discontinued operations of $1.6 million, or $.03 per share, related to the final settlement of issues associated with the Mrs. Smith’s frozen dessert business, which was sold in 2003. The prior year net income included a $3.5 million charge for discontinued operations, or $.05 per share, related to Mrs. Smith’s.
The company incurred an estimated $7.5 million, or $.08 per share, in costs due to Hurricane Katrina in fiscal 2005 of which $1.9 million, or $.02 per share, was in the fourth quarter. The fourth quarter income from continuing operations includes $4.0 million, or approximately $.04 per share, of insurance proceeds to offset such costs. For the year, income from continuing operations includes $5.5 million, or approximately $.06 per share, of insurance proceeds. As previously announced, the New Orleans bakery is operating; however, the company continues to incur incremental costs related to the storm and expects additional insurance proceeds.
“The operating strength of Flowers Foods is evident in our 2005 results,” said George E. Deese, chairman, chief executive officer and president. “Through challenges brought on by Hurricane Katrina and opportunities presented by changes in the industry, our team continued to perform well in the marketplace. It is particularly gratifying to report strong earnings growth in a year when the company suffered the temporary loss of a bakery, the disruption of our Gulf Coast markets, and the high costs that followed the hurricane,” he continued. “As we have previously discussed, new production capacity that we expect to be operational in the second quarter of 2006 will allow us to produce closer to our growth markets, and thereby require less product transportation, which we believe should enable us to achieve our 2006 guidance. Until the new capacity is online, we will incur incremental transportation costs to capture the sales opportunities in the marketplace.”
The fourth quarter sales increase of 9.7% resulted from a favorable mix shift of 6.1%, favorable pricing of 5.7%, and lower unit volume of 2.1%. During the quarter, the Bakeries Group sales increased 10.7% with a volume increase of 6.2%, pricing of 4.8%, and a .3% negative product mix shift. The volume growth was driven by branded white bread and Nature’s Own soft variety bread. The product mix shift was due to lower sales of specialty breads. The Specialty Group sales increased 6% with a 10.7% unit volume decline in the quarter due to the loss of contract snack cake production as expected, which offset volume gained in the foodservice channel with frozen breads and rolls and snack cake volume gained from the Royal Cake Company acquisition last quarter. Increased sales of Mrs. Freshley’s snack cakes and increased foodservice sales, offset by lower sales of contract snack cake production, resulted in a 10.2% favorable product mix shift with pricing representing a 6.5% increase.
The sales increase of 10.6% for fiscal 2005 reflects a favorable mix shift of 4.9%, favorable pricing of 4%, and increased volume of 1.7%. The Bakeries Group experienced volume growth of 7.6%, increased pricing of 3.1%, and improved product mix of .4%. The Specialty Group experienced a favorable 8.3% mix shift, pricing of 6.4%, and a 5.8% unit volume decrease.
Gross margin as a percentage of sales was stable for the quarter and the year in spite of the issues resulting from Hurricane Katrina. The improved pricing and sales mix and the receipt of insurance proceeds offset costs related to the hurricane and increases in natural gas, labor, and other costs.
Selling, marketing and administrative costs as a percentage of sales for the fourth quarter were 41.1% compared to 42.4% in the prior year’s fourth quarter. For the year, selling, marketing and administrative costs as a percentage of sales were 40.5% compared to 40.8% in fiscal 2004. The improvement for the quarter and the year was due primarily to increased sales and lower compensation and advertising costs. During the fourth quarter, insurance proceeds partially offset higher distribution costs. The company also recorded a $900,000 charge to write down a margin deposit with REFCO. Depreciation and amortization expenses for the quarter and the year increased 5%, however, as a percentage of sales, the items decreased .2% due to higher sales. Net interest income for the year was $6.3 million compared to $8.8 million in fiscal 2004 due to higher interest expense as a result of borrowings under the company’s credit facility to fund stock repurchases. The effective tax rate for the year is 37.7%, slightly higher than previously estimated due to state income taxes. The income of the variable interest entity is eliminated entirely since the company has no equity ownership in the entity.

During the fourth quarter, the company acquired 529,100 shares of its common stock for $14.3 million, an average of $27.09 per share. Since the inception of the stock repurchase plan and through the fiscal 2005 year end, the company has acquired 9,432,166 shares of its common stock for $183.5 million, an average of $19.45 per share. The plan authorizes the company to repurchase up to 15.3 million shares of common stock.
Today in a separate news release, the company announced the pending acquisition of Derst Baking Company. The company expects the acquisition to increase sales for 2006 by $40 million to $45 million and to be earnings neutral for the year. The company raises its prior guidance, anticipating sales growth of 9.0% to 10.4%, or $1.870 billion to $1.895 billion. Net income, exclusive of any additional insurance proceeds, is expected to be 3.6% to 4.0% of sales, or $68.6 million to $74.0 million. With approximately 62.3 million shares outstanding, income from continuing operations per share is expected to be $1.10 to $1.19, an increase of 11% to 20% over fiscal 2005. Guidance includes the effect of expensing equity based compensation in accordance with the January 1, 2006 adoption of FAS123(R), which the company estimates will be an incremental cost of $.05 to $.06 per share in fiscal 2006. Capital spending in fiscal 2006 is expected to be $58 million to $63 million, reflecting the company’s previously announced plans to expand production capacity to meet the demands of the market.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Flowers Foods will broadcast its quarterly conference call over the Internet at 8:30 a.m. (Eastern) February 2, 2005. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 35 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Contact:
Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266
Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

Flowers Foods

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week	For the 12 - Week	For the 52 - Week	For the 52 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Sales	$396,524	$361,432	$1,715,869	$1,551,308
Materials, supplies, labor and other production costs	200,353	182,835	861,583	779,437
Selling, marketing and administrative expenses	163,083	153,239	697,247	632,895
Depreciation and amortization	14,647	13,945	59,344	56,702
Other income	0	0	(1,591)	0

Income from continuing operations before interest, income taxes and minority interest (EBIT)	18,441	11,413	99,286	82,274
Interest income, net	1,361	2,090	6,337	8,826

Income from continuing operations before income taxes and minority interest (EBT)	19,802	13,503	105,623	91,100
Income tax expense	7,491	5,776	39,861	35,071

Income from continuing operations before minority interest	12,311	7,727	65,762	56,029
Minority interest in variable interest entity	(579)	(264)	(2,904)	(1,769)

Income from continuing operations	11,732	7,463	62,858	54,260
Discontinued operations, net of tax	0	0	(1,627)	(3,486)

Net income	$11,732	$7,463	$61,231	$50,774

Per share amounts:
Income from continuing operations	$0.19	$0.11	$0.99	$0.80
Discontinued operations	0.00	0.00	(0.03)	(0.05)

Net income	$0.19	$0.11	$0.96	$0.75

Diluted weighted average shares outstanding	62,360	66,611	63,579	67,455

Flowers Foods

Segment Reporting
(000’s omitted)

	For the 12 - Week	For the 12 - Week	For the 52 - Week	For the 52 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Sales:
Flowers Bakeries Group	$315,002	$284,507	$1,353,618	$1,218,656
Flowers Specialty Group	81,522	76,925	362,251	332,652

	$396,524	$361,432	$1,715,869	$1,551,308

EBITDA from Continuing Operations:
Flowers Bakeries Group	$36,684	$28,974	$154,649	$143,486
Flowers Specialty Group	5,043	7,944	33,300	31,550
Flowers Foods	(8,639)	(11,560)	(29,319)	(36,060)

	$33,088	$25,358	$158,630	$138,976

Depreciation and Amortization:
Flowers Bakeries Group	$11,892	$11,446	$47,816	$45,718
Flowers Specialty Group	2,776	2,645	11,558	11,520
Flowers Foods	(21)	(146)	(30)	(536)

	$14,647	$13,945	$59,344	$56,702

EBIT from Continuing Operations:
Flowers Bakeries Group	$24,792	$17,528	$106,833	$97,768
Flowers Specialty Group	2,267	5,299	21,742	20,030
Flowers Foods	(8,618)	(11,414)	(29,289)	(35,524)

	$18,441	$11,413	$99,286	$82,274

Flowers Foods

Condensed Consolidated Balance Sheet
(000’s omitted)

December 31, 2005
Assets
Cash and Cash Equivalents	$11,001

Other Current Assets	211,194

Property, Plant & Equipment, net	451,921

Distributor Notes Receivable (includes $8,955 current portion)	79,312

Other Assets	19,049

Cost in Excess of Net Tangible Assets, net	72,172

Total Assets	$844,649

Liabilities and Stockholders’ Equity
Current Liabilities	$155,624

Bank Debt	50,000

Other Debt and Capital Leases (includes $1,233 current portion)	29,054

Other Liabilities	93,037

Minority Interest in Variable Interest Entity	4,563

Common Stockholders’ Equity	512,371

Total Liabilities and Stockholders’ Equity	$844,649

Flowers Foods

Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 - Week	For the 52 - Week
	Period Ended	Period Ended
	December 31, 2005	December 31, 2005
Cash flows from operating activities:
Net income	$11,732	$61,231
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	14,647	59,344
Minority interest in variable interest entity	579	2,904
Pension contribution	0	(25,000)
Changes in assets and liabilities	17,923	15,565

Net cash provided by operating activities	44,881	114,044

Cash flows from investing activities:
Purchase of property, plant and equipment	(27,176)	(58,846)
Acquisitions, net of cash acquired	(42)	(9,867)
Other	644	(1,805)

Net cash disbursed for investing activities	(26,574)	(70,518)

Cash flows from financing activities:
Dividends paid	(6,065)	(23,652)
Stock options exercised	275	6,443
Stock repurchases	(14,333)	(124,388)
Increase in book overdraft	3,299	10,224
Proceeds from debt borrowings	49,000	166,000
Debt and capital lease obligation payments	(50,929)	(114,610)

Net cash disbursed for financing activities	(18,753)	(79,983)

Net decrease in cash and cash equivalents	(446)	(36,457)
Cash and cash equivalents at beginning of period	11,447	47,458

Cash and cash equivalents at end of period	$11,001	$11,001